Exhibit 10.01

June 23, 2005

Robert N. Stephens

Dear Bob:

We received your resignation letter, effective May 25, 2005, from your role as Chief Executive Officer and your Board of Director membership.  Your payroll check through your last day of work, plus unused accrued vacation, sabbatical payout, and a refund of any unused amounts that have been deducted from your earnings for purposes of participating in Adaptec’s Employee Stock Purchase Plan was sent to you on May 26, 2005.  You will also receive a check for $40,000 less legally mandated payroll deductions and withholdings.  This amount is to cover miscellaneous benefits including but not limited to financial planning, attorney fees, auto allowance, and outplacement.

We find these circumstances unfortunate and wish to offer you certain severance benefits so you can pursue other opportunities.  The Compensation Committee of the Board of Directors agreed to the severance program as set forth below.

Please sign and return the below Separation Agreement and General Release (the “Agreement”) along with the exit paperwork to Adaptec Human Resources in the enclosed envelope prior to July 15, 2005.

SEPARATION AGREEMENT AND GENERAL RELEASE

1.                                       Consideration for Agreement:  In exchange for the release and agreements described herein, you and Adaptec agree as follows:

a)                                      Six months following the date Adaptec receives a signed Agreement, and provided that you have returned all Adaptec property, equipment, and assets, your severance payment of $975,000 will be processed in twelve monthly installments of $81,250 less legally mandated payroll deductions and withholdings.  This payment is being given as consideration for this Agreement and is not otherwise due.  These severance payments are conditional on you not joining a competitor through November 30, 2006.  If you do join, advise or consult with a competitor the Company shall have no obligation to make further payments under this Section 1(a).  The Compensation Committee and the Chairman of the Board must agree with you that a company is not considered a competitor, which agreement shall not be unreasonably withheld, conditioned or delayed.

b)                                     All future vesting of stock options will cease effective May 25, 2005.  All vested options will have an exercise period through the earlier of (i) the end of the term of such option or (ii) November 25, 2006.

c)                                      Beginning on June 1, 2005 you and your family shall be entitled to continuation of your Adaptec health, vision, dental and EAP benefits pursuant to the Consolidated Omnibus Budget and Reconciliation Act (“COBRA”) at the Company’s expense for eighteen months until November 30, 2006.  You must sign up for COBRA to receive this benefit.  Information will be sent to your home within four weeks from Ceridian.

d)                                     You hereby acknowledge that you are bound by the Employee Proprietary Information Agreement (the “Employee Invention Agreement”) that you executed, and that as a result of your employment with Adaptec you have had access to Adaptec’s proprietary information and trade secrets, that you will hold all such proprietary information and trade secrets in strictest confidence and that you will not make use of such proprietary information and trade secrets on behalf of anyone.  You further confirm that you have delivered to Company all documents and data of any nature containing or pertaining to such proprietary information and trade secrets and that you have not taken with you any such documents or data or any reproduction thereof.  You also hereby acknowledge non-solicitation obligations and non-compete agreements imposed on you remains in effect.

e)                                      You will promptly submit to Adaptec, and Adaptec will promptly reimburse you for, all of your business expenses (incurred consistent with Adaptec’s policies in effect on May 25, 2005) attributable to the period on or prior to May 25, 2005.

f)                                        Adaptec and you agree that the Indemnity Agreement you executed as of March 12, 1998 shall remain in effect to the extent provided therein.

g)                                     If you relocate from the Milpitas area to Southern California by May 25, 2006, Adaptec will pay the brokerage commission and other costs associated with sale of your home (up to a maximum of six percent (6%) of the selling price of your home) and will also pay for the relocation costs of your furniture, household goods and personal effects to Southern California.  To the extent possible, all Adaptec payments shall be made directly to the third-party brokers or vendors.

2.                                       Consideration for Agreement:  In consideration for the payments and undertaking described herein, you (individually and on behalf of your representatives, successors, and assigns) do hereby completely release and forever discharge Adaptec, its shareholders, employees, owners, officers and directors, Board Members, and all other representatives, agents, entities, subsidiaries, divisions, directors, attorneys, successors, and assigns from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which you may now have, or have ever had, against them arising from or in any way connected with the employment relationship between the parties, any actions during the relationship or the termination thereof.  This Release covers all statutory, common law, constitutional and other claims, including but not limited to: all “wrongful discharge” and “constructive discharge” claims; all claims relating to any contracts of employment, express or implied; any claims for defamation, misrepresentation, fraud, or breach of the covenant of good faith and fair dealing, express or implied; any claim for negligent or intentional infliction of emotional distress; any claim for negligence; any claims for attorney’s fees or costs; any tort claims of any nature; any claims under federal, state or municipal statute or ordinance; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the California Labor and Civil Codes, the California Constitution, Federal Rehabilitation Act of 1973, Federal Family and Medical Leave Act, the California Family Rights Act, the Worker Adjustment and Retraining Notification Act, Cal WARN, and any other laws and regulations relating to employment, employment discrimination, and employment termination.  Notwithstanding the foregoing such release shall not include your rights or benefits under this Agreement, or any rights to indemnification you may have with the Company pursuant to the Company’s certificate of incorporation, bylaws, agreement with the Company, state or federal law or policy of insurance.

3.                                       Waiver of Unknown Future Claims:  You have read Section 1542 of the Civil Code of the State of California, which provides as follows:

You acknowledge that Section 1542 gives you the right not to release existing claims, of which you are not now aware, unless you voluntarily choose to waive this right.  Having been so appraised, you hereby voluntarily waive the rights described in Section 1542, and elect to assume all risks for claims that now exist in your favor known or unknown, arising from the subject matter of this Agreement.

4.                                       Preparation of Agreement:  Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

5.                                       Mandatory Arbitration Clause:  You and Adaptec agree that any action to enforce the terms and conditions of this Agreement or for the breach of this Agreement, shall be referred to final and binding arbitration.  Any arbitration proceeding will be governed by the rules and procedures of the American Arbitration Association and the Federal Arbitration Act and the parties hereto expressly waive their rights, if any, to have any such matters heard by a court or jury, or administrative agency whether federal or state.  The prevailing party in any arbitration to enforce this Agreement or remedy its breach will be entitled to costs and reasonable attorney’s fees incurred.

6.                                       Complete and Voluntary Agreement:  This Agreement constitutes the entire understanding of the parties on the subjects covered and supersedes any other agreement or understanding the parties may have with respect to the subject matter hereof. You expressly warrant that you have read and fully understand this Agreement; that you have had the opportunity to seek legal counsel of your own choosing and to have the terms of the Agreement fully explained to you, that you are not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein, and that you are executing this Agreement and Release voluntarily, free of any duress or coercion.

(a)                                  You have until July 15, 2005 in which to consider whether or not to sign this Agreement, and that, having been advised of that entitlement, you may elect to sign this Agreement at any time prior to the expiration of that time period.

(b)                                 You may rescind within seven (7) calendar days of signing the Agreement the provisions of Section 3 of this Agreement with respect to claims arising under the Age Discrimination in Employment Act (“ADEA Rescission Period”).  To be effective, rescission must be in writing, delivered to Shirley Olerich, Adaptec Inc., 691 South Milpitas Blvd, M/S 15, Milpitas, CA 95035, within the applicable rescission period, or sent to Adaptec, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

Cancellation of Agreement by Adaptec:  If you exercise your right of rescission under Section 6 (b) of this Agreement, Adaptec will have the right to terminate this Agreement in its entirety.

Effective Date:  This Agreement is effective on the eighth day after it is signed by you and received by Adaptec HR.  If you wish to accept the terms of this Agreement, please sign on the line provided below and return the original in the enclosed self-addressed envelope.

Sincerely,

/s/ Shirley Olerich

Shirley Olerich
VP of Human Resources

I have read and understand the foregoing Agreement above and agree to be bound by its terms and conditions.

Agreed:

Dated:	6/30/05	BY:	Robert N. Stephens	/	/s/ Robert N. Stephens
				/	(Signature)